Exhibit 99.1

COMTECH ANNOUNCES LEADERSHIP TRANSITION

President and COO Michael Porcelain to become Chief Executive Officer by Calendar Year End

MELVILLE, N.Y. -- October 4, 2021 -- Comtech Telecommunications Corp. (NASDAQ: CMTL), a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies, announced today that its President and Chief Operating Officer Michael Porcelain will become Chief Executive Officer, succeeding Fred Kornberg, by the end of calendar 2021. Mr. Porcelain will also continue as President of Comtech and join its Board of Directors. It is anticipated that Mr. Kornberg will become an advisor to the Company on technology matters and continue as a director and a non-executive Chairman of the Board.

As a senior technology advisor to the Company, Mr. Kornberg would assist with the leadership transition and provide the executive team counsel based on his deep technical expertise.

This change completes the Company’s CEO succession plan process initiated by the Board of Directors with its appointment of Mr. Porcelain as Chief Operating Officer in 2018 and President in 2020. Mr. Porcelain previously served as the Company’s Chief Financial Officer for more than 12 years and, prior to that, served as Comtech’s Vice President of Finance and Internal Audit from 2002 to 2006. Before joining Comtech, he was Director of Corporate Profit and Business Planning for Symbol Technologies (which was subsequently acquired by Motorola) and also served as a Manager in the Transaction Advisory Services Group of PricewaterhouseCoopers where he specialized in providing consulting services to both large and small technology companies.

The Board of Directors said: “We want to thank Fred for his outstanding leadership, countless contributions and unwavering commitment to Comtech throughout his distinguished career. When Fred first took on the role of CEO of Comtech, the Company had less than $20.0 million of revenue and approximately $1.0 million of net income. Today, Comtech is a global leader in its markets, provides innovative solutions to support critical communication systems, and has over 2,000 employees around the world. As we look to the next chapter in Comtech’s history, we want to express our enthusiastic confidence in the future of the company under Mike’s leadership.”

“Mike has been instrumental in the development and execution of our business strategies, leading our day-to-day operations and driving substantial shareholder value creation across all facets of the Company. In the past several years, Mike spearheaded the expansion of both our Next-Generation 911 and satellite earth station product lines, including the transformative acquisitions of Solacom Technologies Inc., a best-in-class 911 call handling software solution, CGC Technology Limited, a leading provider of Low Earth Orbit (“LEO”) satellite tracking antennas and UHP Networks, a leading provider of disruptive satellite ground station technology. During fiscal 2021, he oversaw the Company’s efforts to secure over $200 million of Next-Generation 911 contract wins as well as a strategic multi-year contract award to customize our next-generation broadband satellite technology for use with the thousands of LEO satellites to be launched over the next several years. Mike is highly valued for his exceptional management skills, technical acumen, and understanding of our business and markets, and we are confident in his ability to lead Comtech’s next phase of growth and profitability.”

Mr. Kornberg said: “For more than 40 years, I have had the privilege of leading Comtech as we built a global business. I am deeply grateful for the support of our investors over the years and for the steadfast dedication and commitment of our world class employees.”

Mr. Porcelain said, “I am honored to become CEO of Comtech. Under Fred’s leadership, we successfully expanded our core capabilities and positioned Comtech to respond more quickly to market dynamics. I believe we are extremely well positioned to extend our competitive advantages and enhance value for all stakeholders. I look forward to continuing to work with the Board, management, and the entire Comtech team to implement a range of important initiatives already underway and carry our strong momentum forward.”

- more -

About Comtech

Comtech Telecommunications Corp. is a leading global provider of next-generation 911 emergency systems and secure wireless communications technologies to commercial and government customers around the world. Headquartered in Melville, New York and with a passion for customer success, Comtech designs, produces and markets advanced and secure wireless solutions. For more information, please visit www.comtechtel.com.

Forward-Looking Statements
Certain information in this press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties. Actual results could differ materially from such forward-looking information. The Company’s Securities and Exchange Commission filings identify many such risks and uncertainties. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in such Securities and Exchange Commission filings.

PCMTL
###

Media Contact
Kekst CNC
Nicholas.Capuano@kekstcnc.com / Kimberly.Kriger@kekstcnc.com
(212) 521-4800

Investor Contact
Comtech Investor Relations
Investors@comtech.com
(631) 962-7005